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FOR RELEASE AT 8:30 AM, EST, FEBRUARY 16, 2000
MEDIA CONTACT:    Stephen D. Conner
                  704-364-3483, ext.6205
                  steve.conner@piedmontng.com


                 PIEDMONT NATURAL GAS TO JOIN FORCES WITH THREE
              OTHER COMPANIES TO CREATE NATIONAL PROPANE OPERATION

CHARLOTTE, NC - Piedmont Natural Gas Company (NYSE: PNY) today announced that it has entered into an agreement to form a joint venture which combines its propane operations with the propane operations of AGL Resources (NYSE: ATG), Atlanta, GA.; Atmos Energy Corporation (NYSE: ATO), Dallas, TX; and TECO Energy (NYSE:TE), Tampa, FL.

The combined entity, to be named US Propane, L.P., will be among the 10 largest propane retailers in the nation, with nearly 200,000 customers. Focused on the Southeast, US Propane will have operations in Alabama, Florida, Georgia, Kentucky, North Carolina, South Carolina and Tennessee. The transaction is subject to regulatory approval for one of the proposed venturers and other customary conditions. The participating companies expect the transaction to be completed by May 1, 2000. The companies are being advised in this transaction by PaineWebber.

"Combining the propane assets of these four companies creates a powerhouse in the propane industry that maximizes the value of our propane assets," said John
H. Maxheim, Piedmont Chairman and CEO. "On a larger scale, we can now better grow those assets and earnings by being more competitive, and having greater opportunities for strategic acquisitions, better customer service, greater operational efficiencies and increased profitability. The combining of our propane operations provides the greatest long-term value for shareholders, customers and employees of each company."

A nationwide search for a chief executive officer to establish US Propane and lead its growth is currently underway. The company has tentatively selected Nashville, Tennessee as its headquarters.

This press release contains forward-looking statements, which are subject to inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the ability to successfully complete the joint venture transaction; to effectively integrate the different operations; to recruit qualified personnel, including a CEO; to successfully compete against established national and regional propane operations; and to effect the transactions that will contribute to the growth of the business.


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Piedmont Natural Gas Company, Inc., incorporated in 1950, is an energy and services company primarily engaged in the transportation, distribution and sale of natural gas and the sale of propane to over 710,000 residential, commercial and industrial customers in Georgia, North Carolina, South Carolina and Tennessee. The Company is the second-largest natural gas utility in the Southeast, serving over 660,000 natural gas customers in the Carolinas and Tennessee. The Company and its non-utility subsidiaries and divisions are also engaged in acquiring, marketing, transporting and storing natural gas for large-volume customers, in retailing residential and commercial gas appliances and in the sale of propane to over 48,000 customers in the Company's four-state service area. The Company's Piedmont Propane division operates in Georgia, North Carolina, South Carolina and Tennessee under the names Flamegas, Green's Fuel, PNG Propane, Southern Gas, and Thomas Gas.

An unregulated subsidiary of the Company is an equity participant in a venture that is marketing natural gas to an additional 476,000 customers in Georgia, the first state in the venture's eight-state southeastern market to open to retail competition for natural gas. Additional information about the company is available at www.piedmontng.com.











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